Exhibit 99.4

RosettaStone®

1101 Wilson Blvd., Suite 1130, Arlington, VA 22209 USA
T (703) 387-5800 F (540) 432-0953
RosettaStone.com

September 17, 2008

PRIVATE AND CONFIDENTIAL

Global Industry Analysts, Inc.

5645 Silver Creek Valley Road

San Jose, California 95138

Re: Consent to Use of Data

Dear Sir or Madam:

Rosetta Stone Inc. (“Rosetta Stone”) is contemplating an initial public offering of its common stock. In connection with this offering, Rosetta Stone proposes to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission,

We request your consent to cite, in the Registration Statement and all amendments thereto, certain data contained in the July 2007 report entitled, “eLearning - a Strategic Business Report.” Furthermore, we also request to cite Global Industry Analysts, Inc. as the source of such data. For example, we seek to include the following statements in the Registration Statement:

As a result of these trends, according to a July 2007 report entitled, eLearning - a Strategic Business Report, by Global Industry Analysts, Inc., or GIA, a market research firm, the global demand for eLearning will grow 21.3% annually between 2007 and 2010, reaching a total value of $53 billion by 2010. GIA defines eLearning as the delivery of instructional content through the use of electronic technology, which may include compact disks (CDs), computer-based training (CBT), or web-based applications.

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter, Please email or fax the executed consent to Michael Wu at (703) 516-2192 or mwu@rosettastone.com, and return the original executed consent to Michael Wu at 1101 Wilson Blvd., Suite 1130, Arlington, VA 22209, Please call the undersigned at (703) 387-5814 or Brian Fenske of Fulbright & Jaworski L.L.P., counsel to Rosetta Stone, at (713) 651-5557 with any questions you may have. Given the urgency of this request, you prompt attention to this matter is greatly appreciated.

Please note that Rosetta Stone has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this

Language Learning SuccessTM

letter. In order not to jeopardize the offering, it is critical that you keep confidential Rosetta Stone’s plans with respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

Sincerely,

ROSETTA STONE INC.

/s/ Michael Wu
Michael Wu, General Counsel

CONSENT GRANTED:

GLOBAL INDUSTRY ANALYSTS, INC.

By:	GLOBAL INDUSTRY ANALYSTS, INC.
Name:	SIMMY SAROYA
Title:	MANAGER, SALES/MKTG.
Date:	09-19-2008